Exhibit 5(iv) under Form N-1A
                                          Exhibit 10 under Item 601/Reg. S-K

                                    EXHIBIT A
                                     to the
                          Investment Advisory Contract

                      Wachovia Georgia Municipal Bond Fund
                   Wachovia North Carolina Municipal Bond Fund
                   Wachovia South Carolina Municipal Bond Fund

      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Funds.

      The fee shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the Funds.

                      Wachovia Virginia Municipal Bond Fund

      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .74 of 1% of the average daily net assets of the Fund.

      The fee shall be accrued daily at the rate of 1/365th of .74 of 1% applied to the daily net assets of the Fund.

      The advisory fees so accrued shall be paid to Adviser daily.

      Witness the due execution as of the 4th day of December, 1997.

                              WACHOVIA BANK, N.A.

                              By:  /s/ Michael J. Tierney
                              Name:  Michael J. Tierney
                              Title:  Executive Vice President/CIO

                              THE WACHOVIA MUNICIPAL FUNDS


                              By:  /s/ John W. McGonigle
                              Name:  John W. McGonigle
                              Title:  President